Exhibit 99.1

Corporate Office
6625 West 78th Street, Suite 300
Minneapolis, MN 55439
Phone: 952.893.3200
Fax: 952.893.0704
www.uhs.com

CONTACT:                               James Pekarek;

Executive Vice President and Chief Financial Officer

Universal Hospital Services, Inc.

(952) 607-3054

UNIVERSAL HOSPITAL SERVICES REPORTS 2017 SECOND QUARTER RESULTS

Minneapolis, Minn.—(BUSINESS WIRE)— August 14, 2017 — Universal Hospital Services, Inc. (“UHS”), today announced financial results for the quarter ended June 30, 2017.

Total revenues for the three months ended June 30, 2017, were $128.2 million, representing a $10.6 million or 9.0 percent increase from total revenues of $117.6 million for the same period of 2016.  Total revenues for the six months ended June 30, 2017 were $258.9 million representing a $19.2 million or 8.0 percent increase for the same period of 2016.

Adjusted EBITDA for the three months ended June 30, 2017, was $34.1 million, a $1.1 million or 3.3 percent increase from adjusted EBITDA of $33.0 million for the same period of 2016.  Adjusted EBITDA for the six months ended June 30, 2017, was $68.7 million, a $4.9 million or 7.7 percent increase from adjusted EBITDA of $63.8 million for the same period of 2016.

Conference Call Dial-in Information

UHS will hold a conference call to discuss 2017 second quarter results on Wednesday, August 16, at 9 a.m. Eastern Time (8 a.m. Central Time).

To participate, call (855) 539-7565 and advise the operator that you would like to join the Universal Hospital Services 2017 Second Quarter Earnings Conference Call. A recording of this call will be available from 12 p.m. Eastern Time on August 16, through 11:59 p.m. Eastern Time on September 15, and can be accessed by calling (855) 859-2056 and using the conference ID 85101059.

UHS will also use a slide presentation to facilitate the conference call discussion. A copy of the presentation may be obtained via the company’s website at www.uhs.com. Select “Investors” then “Presentations.”

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management and board fees, stock option expense, reorganization costs, ASC 805 impact, loss on extinguishment of debt, transaction and related costs, and non-recurring, unusual or infrequent expenses, which may not be calculated consistently among other companies applying similar reporting measures. EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and are not representative of funds available for discretionary use due to UHS’ financing obligations. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations. Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure. Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.  A reconciliation of consolidated net income (loss) to EBITDA and Adjusted EBITDA is included below.

	2nd Quarter		June YTD		LTM
(In millions)	2017	2016	2017	2016	2017
Net loss attributable to UHS	$(2.4)	$(0.7)	$(4.4)	$(5.4)	$(12.8)
Interest expense	13.2	13.1	26.5	26.1	52.7
Provision for income taxes	0.3	0.2	0.5	0.4	1.0
Depreciation and amortization	20.0	21.5	40.9	42.4	82.9
EBITDA	31.1	34.1	63.5	63.5	123.8
Gain on Settlement	—	(2.8)	—	(2.8)	(0.3)
Management, board & strategic fees	2.2	0.9	3.6	1.6	7.1
Stock expense	0.8	0.8	1.6	1.5	3.2
Adjusted EBITDA	$34.1	$33.0	$68.7	$63.8	$133.8

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of health care technology management and service solutions to the health care industry. UHS owns or manages more than 700,000 units of medical equipment for more than 7,000 national, regional and local acute care hospitals and alternate site providers across the U.S. For more than 75 years, UHS has delivered medical equipment management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN  55439

952-893-3200

www.uhs.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which health care providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; the effect of prolonged negative changes in domestic and global economic conditions; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2016, as well as our other filings with the Securities and Exchange Commission.